UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

MIND MEDICINE (MINDMED) INC.
(Name of Registrant as Specified In Its Charter)

FCM MM HOLDINGS, LLC JAKE S. FREEMAN CHAD BOULANGER DR. SCOTT FREEMAN DR. FARZIN FARZANEH VIVEK JAIN ALEXANDER J. WODKA
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

FCM MM Holdings, LLC, a Wyoming limited liability company, together with the other participants in its solicitation (collectively, “FCM”), has filed a definitive proxy statement and accompanying BLUE proxy card with the Securities and Exchange Commission to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2023 annual general meeting of shareholders of Mind Medicine (MindMed) Inc., a British Columbia corporation.

Item 1: On May 15, 2023, FCM issued the following press release:

FCM Director Nominees Will Put MindMed Drug Development Process Back on Track

FCM Believes MindMed Focused on Pursuing Misguided Clinical Path for MM-120

MindMed Executives, Advisors – Barrow, Karlin, and Liechti – Do Not Have Experience in Bringing Drugs to Market and Are Making Fundamental Errors in Approach

MindMed Cash Expected to Run Out in 2024 and Dilution Set to Soar

FCM Nominees Have Brought Drugs to Market and Completed Numerous Phase III Trials

FCM’s Highly Qualified Nominees Would Start Phase III Study for MM-120 in 2023; Vote on FCM’s BLUE Proxy to Restore Shareholder Value

SHERIDAN, Wyo., May 15, 2023 (GLOBE NEWSWIRE) -- FCM MM Holdings, LLC ("FCM"), which together with its affiliates beneficially owns 1,368,538 common shares of Mind Medicine (MindMed) Inc. (NASDAQ: MNMD) (“MindMed” or the “Company”), representing approximately 3.5% of the outstanding common shares of the Company, today announced that it has analyzed each of the 63 Central Nervous System (“CNS”) drugs approved by the U.S. Food and Drug Administration (the “FDA”) in the last decadei and concluded that MindMed Chief Executive Officer Robert Barrow’s claim that a Phase IIb of MM-120 is required by the FDA is categorically incorrect. In its analysis, FCM determined that 66% of the CNS drugs did not perform a Phase IIbii and 22% skipped Phase IIiii altogether. FCM’s comprehensive study demonstrates that the industry gold standard for CNS drugs is to perform dose finding in Phase III, a strategy FCM has been advocating that MindMed pursue for MM-120 for close to a year.

“The stark disparity between MindMed’s approach on MM-120 and every other approved CNS drug in the past decade is perplexing,” said Dr. Scott Freeman, co-founder and formerly MindMed’s Chief Medical Officer. “MM-120 is well characterized. This is a perfect example of a situation where bypassing a Phase IIb study and performing a Phase III dose finding study to save time and money is possible, since the only question is whether 50 μg or 100 μg of MM-120 is the lowest effective dose. In our view, Mr. Barrow’s contention that the FDA requires a Phase IIb study demonstrates a complete lack of understanding of the drug development process. Our approach would be to follow the industry gold standard, which is to pursue a Phase III dose finding study, a strategy that companies like AbbVie, Pfizer, and Amgeniv have successfully used to get CNS drugs FDA approved,” added Dr. Freeman.

MindMed’s Misguided Approach to Drug Development

Drawing from a comprehensive data analysis and leveraging the expertise of its nominees, FCM contends that a Phase III study is not just viable but urgently needed and should be initiated immediately. Regrettably, FCM believes the ongoing operations of MindMed are mired in an ill-conceived, persistently delayed, and technically unsound Phase IIb dose finding study, much to shareholders' detriment. In FCM’s view, MindMed’s current approach is largely due to CEO Robert Barrow’s, CMO Danial Karlin’s, and MindMed academic collaborator Dr. Liechti's erroneous belief that the FDA mandates a Phase IIb study. Notably, unlike Dr. Freeman, none of these individuals possess the experience of successfully completing a Phase IIb or Phase III study, nor have they ever brought a drug to market.

The FDA’s primary goal for drug approval is safety and efficacy and to that end, finding the lowest effective dose for drug approval is requiredv. However, the FDA has no requirement on how a company should determine the lowest effective dosevi. FCM has reviewed 63 CNS drug approvals in the last decade advanced by experienced management teams. FCM found that 21 were major market mental health drugsvii like MM-120 and determined that 57% did not perform a Phase IIb study as part of their regulatory approval strategy.

FCM’s analysis has not found any company that has embarked on a non-pivotal Phase IIb study following a successful Phase II study, as MindMed is doing. As a result, FCM believes that MindMed management’s current development strategy for MM-120 is completely misguided.

FCM has proposed that MindMed follow the industry gold standard approach for CNS drug development: a Phase III dose finding study.

MM-120 has Phase I safety and efficacy data and three randomized Phase II studies showing efficacy in generalized anxiety disorder (“GAD”) and major depressive disorder (“MDD”) to support a Phase III dose finding study. FCM believes that MindMed management’s failure to make appropriate use of these strong results is consistent with MindMed management’s lack of clinical development expertise, as highlighted by the botched MM-110 program. That program was ultimately shuttered because MindMed performed a phase I clinical trial without first obtaining the safety data required by the FDA, thus wasting tens of millions of dollars and potentially jeopardizing patient safety.

Further, MindMed also appears to be significantly behind schedule in its MM-120 Phase IIb trial as evidenced by their repeated failure to disclose patient enrollment which is scheduled to end in just three months. Had MindMed been even remotely close to on schedule, logic dictates that they would have released enrollment numbers.

Unfortunately, neither Mr. Barrow nor Dr. Karlin have the requisite regulatory experience to bring MM-120 to market safely and efficiently. Barrow’s background is drawn from his experience as an administrator for a company developing topical gels, while Karlin’s background is in bioinformatics.

FCM’s Plan to Put Clinical Development Back on Track

FCM is working tirelessly to position MindMed for success should its director nominees be elected. To that end, FCM is pleased to announce that Dr. Freeman has drafted a 77-page Phase III protocol (the “GAD Phase III”) to treat GAD using MM-120 and a plan to start the Phase III trial in 2023.

The GAD Phase III leverages industry best practices and data from Dr. Liechti, who has performed two randomized Phase II studies with LSD in GAD. Dr. Liechti’s work has shown that MM-120 is effective but has tolerability issues at a dose of 200 µg while a dose of 100 µg is effective and safe. Additionally, Dr. Liechti showed that 25 µg of MM-120 is ineffective. The FDA routinely allows these types of investigator studies to support clinical development programs and has even approved drugs solely based on investigator-initiated trials. The GAD Phase III is designed to answer whether the lowest effective dose is 50 µg or 100 µg.

The GAD Phase III dose finding study could be accomplished using a simple three-arm, two dose Phase III dose finding design:

Arm	Dosage	Intervention Type
Arm I	25 µg	Active Comparator
Arm II	50 µg	Low Dose
Arm III	100 µg	High Dose

If FCM’s nominees are elected at the 2023 annual meeting of MindMed shareholders, they would take the steps necessary for MindMed to initiate a meeting with the FDA in October 2023, and then begin dosing the first patient in a Phase III trial in December 2023. Unlike the current Board and management team, FCM’s nominees are committed to making MindMed transparent in its communications about the Company’s clinical development plan, key milestones, and progress. FCM’s nominees will work with management to inform, educate, and be accountable to shareholders on the clinical development process, including public townhalls and Q&A sessions with management.

Vote the BLUE Proxy to Support FCM’s Plan to Restore Value for All Shareholders

Time is running out on MindMed’s failing clinical development strategy. Sell-side analysts at RBC, Maxim Group, and Cantor Fitzgerald currently project that MindMed’s share count will skyrocket between 50-100% in the next 18 months and that MindMed’s current cash will be exhausted by 2024viii; rather than mid-2025 as Barrow touted just a few days agoix. Each analyst projects MindMed’s spending to be over $180M, which when factoring in non-cash items results in a cash burn of approximately $159Mx, which is greater than MindMed’s cash on hand of $142M at the start of FY2023. MindMed’s drug development process must be put back on track to avoid squandering additional shareholder capital.

Firm	Share Count FY2024	Spending in FY2023, 2024
Maxim Group	>56M	$186M
RBC	60M	$182M
Cantor Fitzgerald	76M	$184M

Shareholders are invited to read about FCM’s plan to restore shareholder value by reviewing a letter it released to fellow shareholders available here.

FCM urges MindMed shareholders to join the fight against the current Board and management team and vote FOR all four of its highly qualified nominees at the 2023 annual general meeting of shareholders on the BLUE proxy card.

Shareholders who have questions or require any assistance with their vote, please contact Okapi Partners LLC, at (855) 305-0856 or info@okapipartners.com.

About FCM

FCM MM Holdings, LLC is a special purpose vehicle set-up to represent certain early investors in MindMed, including Dr. Scott Freeman and Mr. Chad Boulanger. FCM is managed by Mr. Jake Freeman and each of FCM’s stakeholders is deeply invested in MindMed's long-term success.

Shareholder Contact:

Okapi Partners LLC
info@okapipartners.com
(855) 305-0856

Media:

Riyaz Lalani & Dan Gagnier
Gagnier Communications
fcmmm@gagnierfc.com

Additional Information

FCM's and its nominees (Dr. Scott Freeman, Dr. Farzin Farzaneh, Mr. Vivek Jain, and Mr. Alexander Wodka) beneficially own, own, control or exercise direction over an aggregate of 1,009,181 common shares of MindMed (the “Shares”). FCM may be deemed to control an additional 359,357 Shares pursuant to a proxy coordination agreement.

Information in Support of Public Broadcast Solicitation

Shareholders are being asked at this time to execute a proxy in favour of FCM's nominees for election to the Board at the AGM or any other resolutions at the AGM, which has been formally scheduled for June 15, 2023. In connection with the AGM, FCM has filed definitive proxy materials with the Securities and Exchange Commission (the "Final FCM Circular") containing further disclosure concerning FCM's nominees for election to the Board at the AGM, together with additional details concerning the completion and return of forms of proxy and voting information forms ("VIFs") for use at the AGM. Shareholders of MindMed are urged to read the Materials filed today as well as the Final FCM Circular, when issued, because they will contain important information.

The below disclosure is provided pursuant to section 9.2(4) of National Instrument 51-102 – Continuous Disclosure Obligations in accordance with securities laws applicable to public broadcast solicitations.

This press release and any solicitation made by FCM in advance of the AGM is, or will be, as applicable, made by FCM and not by or on behalf of the management of MindMed.

Shareholders of MindMed are being asked at this time to execute proxies in favour of FCM's nominees for election to the Board at the AGM or any other matters to be considered at the AGM. FCM has issued the Final FCM Circular and FCM intends to make its solicitation primarily by mail, but proxies may also be solicited personally by telephone, email or other electronic means, as well as by newspaper or other media advertising or in person, by FCM, certain of its members, partners, directors, officers and employees, FCM's nominees or FCM's agents, including Okapi Partners LLC (“Okapi”), which has been retained by FCM as its strategic shareholder advisor and proxy solicitation agent. Pursuant to the agreement between Okapi and FCM, Okapi will receive a fee of up to $75,000, plus customary fees for each call to or from shareholders of MindMed, and will be reimbursed for certain out-of-pocket expenses, with all such costs to be borne by FCM. In addition, FCM may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, by way of public broadcast, including press release, speech or publication, and in any other manner permitted under applicable Canadian laws. Any members, partners, directors, officers or employees of FCM and their affiliates or other persons who solicit proxies on behalf of FCM will do so for no additional compensation. The anticipated cost of FCM’s solicitation is estimated to be $400,000 plus disbursements. The costs incurred in the preparation and mailing of the Materials and the Final FCM Circular, and the solicitation of proxies by FCM will be borne by FCM, provided that, subject to applicable law, FCM may seek reimbursement from MindMed of FCM's out-of-pocket expenses, including proxy solicitation expenses and legal fees, incurred in connection with a successful reconstitution of the Board.

A registered shareholder of MindMed who has given a proxy may revoke the proxy at any time prior to use by:

(a) depositing an instrument in writing revoking the proxy, if the shareholder is an individual signed by the shareholder or his or her legal personal representative or trustee in bankruptcy, and if the shareholder is a corporation signed by the corporation or by a representative appointed for the corporation, either: (i) at the registered office of MindMed at any time up to and including the last business day preceding the day of the AGM or any adjournment(s) thereof, at One World Trade Center, Suite 8500, New York, New York 10007; or (ii) with the chairman of the AGM on the day of the AGM or any adjournment(s) thereof before any vote in respect of which the proxy has been given has been taken; or

(b) revoking the proxy in any other manner permitted by law.

A non-registered shareholder may revoke a form of proxy or VIF given to an intermediary or Broadridge Investor Communications (or any such other service company) at any time by submitting another properly completed form of proxy or VIF, as the latest form of proxy or VIF will automatically revoke any previous one already submitted, or by written notice to the intermediary in accordance with the instructions given to the non-registered shareholder by its intermediary.

Neither FCM, nor any of its directors or officers, or any associates or affiliates of the foregoing, nor any of FCM's nominees for election to the Board at the AGM, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of MindMed's most recently completed financial year or in any proposed transaction that has materially affected or would materially affect MindMed or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of MindMed shareholders, other than the election of directors; except that on August 31, 2020, Dr. Scott Freeman entered into a consulting agreement with MindMed, which, among other things, granted Dr. Scott Freeman 26,389 vested options with a strike price of CAD$4.95 per share and 16,667 unvested options with a strike price of CAD$4.95 per share.

The registered address of MindMed is located at One World Trade Center, Suite 8500, New York, New York, 10007. A copy of this press release may be obtained on MindMed’s SEDAR profile at www.sedar.com.

Item 2: FCM is posting the following materials to https://mindmed.zone/, as well as the following information referenced in and supporting FCM’s press release issued on May 15, 2023: (i) a list of novel drugs (the “Novel Drugs List”) approved by the Food & Drug Administration (the “FDA”) and certain data which the FDA provides for them, (ii) a list of drugs from the Novel Drug List which FCM has classified as drugs relating to CNS (the “CNS Approval List”), and (iii) a list of drugs from the CNS Approval List that FCM has classified as a drug for major market mental health, all of which are attached hereto as Exhibit 1 and incorporated by reference:

i Based on FDA drug approvals from 2012 to April 2023 for new molecules. The full data set is available ats https://mindmed.zone/clinical-trial-data which describes the various drugs classified as CNS drugs.

ii Phase IIb is not a technically defined term; however, the analysis utilized the following criterion for classifying a trial as a Phase IIb: (1) the trial was a Phase II or Phase I/II per the trial’s description on ClinicalTrials.gov, (2) the trial either described itself as a Phase IIb, a dose finding study, dose optimization study, or had more than three unique dosing schedules tested across its experimental arms (one dosing schedule per arm), (3) it had a primary endpoint that was not a biomarker, and (4) the primary completion of the study occurred prior to the application of new drug approval. For avoidance of doubt, a Phase II/III study is not classified as a Phase II or Phase IIb study.

iii Phase IIa studies were not counted as completing Phase II. Additionally, the Phase II study had to be in an indication related to the approved indication as well as had the primary completion date before the submission of the new drug application to the FDA.

iv See Pfizer and Zavzpret, AbbVie and Qulipta (note that although AbbVie describes one of its Phase III trials as a Phase IIb/III trial in its press releases, in its filings the FDA it is described as a Phase III), Amgen and Aimovig.

v See FDA Guideline for Industry: Dose-Response Information to Support Drug Registration.

vi Id.; 21 CFR 314.126

vii Major market mental health drugs were CNS drugs (see supra at 1) that treated the following symptoms: depression, insomnia, schizophrenia, addiction, migraine, and attention deficit hyperactivity disorder.

viii Data from Refinitiv; Total spending is pro-rata adjusted for MindMed’s historical non-cash items to determine cash burn.

ix See May 4, 2023, MindMed analyst call.

x Based on pro-rata adjustment for non-cash expenses in FY2022.